Exhibit 99.1

PR Newswire – Editorial – Usual Distribution

For immediate distribution, January 25, 2007

Faxed to 612.331.3700, January 25, 2007

Sent via email to mnhubs@prnewswire.com

Contact:	Darin Pellegrino, Assistant Controller 507.454.5374

Fastenal Company — Announces Director Nomination

WINONA, MN, Jan 25, 2007

Fastenal Company (Nasdaq: FAST) announced today that its board of directors has nominated Mr. Hugh Miller to fill the director vacancy which will be created on April 17, 2007 when Mr. John Remick retires from the board of directors. Mr. Remick has served on the board of directors since Fastenal’s incorporation in 1968.

Mr. Miller has been the CEO of RTP Company (RTP) since 1982. RTP, headquartered in Winona, Minnesota, is a world leader in custom compounded thermoplastics materials, mainly for the injection molding industry. RTP has annual sales of approximately $250 million with five facilities in North America, one in Europe, and two in Asia.

Mr. Miller’s nomination will be included in Fastenal’s 2007 proxy statement and will be subject to the vote of shareholders at Fastenal’s annual meeting in April 2007.

Fastenal sells different types of industrial and construction supplies in ten product categories. These include different types of: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades; fluid transfer components and accessories for hydraulic and pneumatic power; material handling and storage products; janitorial and paper products; electrical supplies; welding supplies; safety supplies; and raw materials (metals).

As of December 31, 2006, Fastenal operated 2,000 stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (multiple), Singapore (one location), Netherlands (one location), and China (one location) selling to the general public. The Company operates 12 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at http://www.fastenal.com. FAST-G